File No. 33-54733
                                                               Filed pursuant to
                                                               Rule 424(b)(3)and
                                                                     Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated July 26, 1994)

                                 6,593,958 Shares

                               -------------------

                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents per Share)
                             Available to be Resold

                         ------------------------------

         The following information updates and supplements the prospectus dated July 26, 1994 (the "Prospectus") covering affiliate reoffers and resales of PepsiCo, Inc. Capital Stock, par value 1-2/3 cents per share, which were acquired under PepsiCo's 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo's 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

         The "Selling Stockholders" information is updated and restated in its entirety as follows:

                         STOCKHOLDERS ELIGIBLE TO RESELL



                                          Shares of Capital
                                          Stock Available to
                                          be Resold (whether    Shares of         Shares of Capital Stock
                                          or not there is a     Capital Stock     Subject to Right to
Name and Material Relationships           present intent to     Beneficially      Acquire Prior to
with PepsiCo Since August 1997            do so)                Owned             July 20, 2001
-------------------------------        ---------------------    ------------      ------------------
Roger A. Enrico                            3,588,003             68,132             3,579,908
  Director, Chairman of the Board
  and Chief Executive Officer; Vice
  Chairman of the Board and Chief
  Executive Officer


August 4, 2000


                                          Shares of Capital
                                          Stock Available to be
                                          Resold (whether or    Shares of         Shares of Capital Stock
                                          not  there is a       Capital Stock     Subject to Right to
Name and Material Relationships           present intent to     Beneficially      Acquire Prior to
with PepsiCo Since August 1997            do so)                Owned             July 20, 2001
-------------------------------        ---------------------    ------------      ------------------
Matthew M. McKenna                         264,042                904               264,042
   Sr. Vice President and
   Treasurer;  Sr. Vice President,
   Tax; Vice President, Tax

Indra K. Nooyi                             366,225                698               366,225
   Sr. Vice President, Chief
   Financial Officer; Sr. Vice
   President, Corporate Strategy
   and Development; Sr. Vice
   President, Strategic Planning

Steven S Reinemund                        1,397,491             10,577             1,393,229
   Director; President and
   Chief Operating Officer;
   Chairman and Chief Executive
   Officer, Frito-Lay Company

Robert F. Sharpe, Jr.                       216,603              1,000               216,603
   Sr. Vice President, Public
   Affairs, General Counsel and
   Secretary; Sr. Vice President,
   General Counsel and Secretary

Karl M. von der Heyden                      477,394             40,000               477,394
   Director,  Vice Chairman of
   the Board; Director, Vice Chairman
   of the Board and Chief Financial
   Officer

Michael D. White                            284,200             13,362               284,200
   President and Chief Executive
   Officer, Frito-Lay Europe/Africa/Middle
   East; Sr. Vice President, Chief Financial
   Officer and Chief Accounting Officer;
   Executive Vice President
   and Chief Financial Officer,
   Pepsi-Cola Worldwide


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The address for each Selling Stockholder is c/o PepsiCo, Inc., Anderson Hill
Road, Purchase, New York  10577